UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2016

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Indenture

On June 23, 2016, the Company entered into an indenture (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  Pursuant to the Indenture, the Company issued $287.5 million aggregate principal amount of its 4.50% Convertible Senior Notes due 2022 (the “Notes”).  The Notes were issued to the initial purchasers pursuant to the Purchase Agreement, dated as of June 20, 2016 (previously disclosed in the Company’s Current Report on Form 8-K filed on June 22, 2016), in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(a)(2) of the Securities Act, and include Notes issued pursuant to the exercise in full of the initial purchasers’ option to purchase an additional $37.5 million principal amount of Notes, solely to cover over-allotments (the “Option Notes”).  The Notes bear interest at a rate of 4.50% per year, payable in cash on January 15 and July 15 of each year, commencing on January 15, 2017.  The Notes will mature on January 15, 2022, unless earlier repurchased or converted.

The Notes will be convertible into cash, shares of the Company’s common stock, par value $0.01 (“Common Stock”), or a combination thereof, at the Company’s election, at an initial conversion rate of 74.1372 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $13.49 per share).  The conversion rate may be adjusted under certain circumstances, including in connection with conversions made following certain fundamental changes and under other circumstances as set forth in the Indenture, but the conversion rate will not be adjusted for accrued and unpaid interest.

Prior to the close of business on the business day immediately preceding October 15, 2021, the Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing on or after October 2, 2016 (and only during such fiscal quarter), if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Common Stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events.  On or after October 15, 2021, until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible in multiples of $1,000 principal amount regardless of the foregoing circumstances.

If a fundamental change (as defined in the Indenture) occurs, holders may require the Company to purchase all or any portion of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s general unsecured obligations and rank equal in right of payment with all of the Company’s liabilities that are not expressly subordinated to the Notes.  The Notes will effectively rank junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, including amounts outstanding under the Company’s credit facility.  The Notes will rank structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The events of default, which may result in the acceleration of the maturity of the Notes, include, among other things: failure to pay interest on the Notes when due and the continuance of such default for a period of 30 days or failure to pay the principal on the Notes when due at maturity, upon any required repurchase, upon declaration of acceleration or otherwise; failure to give a fundamental change notice for certain corporate events when due; failure to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right where such failure continues for three business days; failure by the Company to comply with its other obligations under the Notes or the Indenture for a period of 60 days after receipt of written notice; default by the Company or any of its significant subsidiaries with respect to any mortgage, agreement or other instrument evidencing any indebtedness for money borrowed in excess of $50.0 million in the aggregate that continues for 30 days after receipt of written notice; and subject to certain exceptions, certain events of bankruptcy or insolvency involving the Company or any of its significant subsidiaries.

If an event of default involving bankruptcy or insolvency occurs and is continuing with respect to the Company, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will be automatically due and payable.  If any other event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable.

The foregoing summary of the Indenture and Notes is qualified in its entirety by reference to the text of the Indenture and Notes, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.Other Events.

In connection with the exercise by the initial purchasers of their option to purchase the Option Notes, on June 21, 2016, the Company entered into additional capped call transactions with Bank of America, N.A., JPMorgan Chase Bank, National Association, London Branch and Credit Suisse Capital LLC (the “Additional Capped Calls”).  The Additional Capped Calls each have an initial strike price of approximately $13.49 per share, subject to certain adjustments, which corresponds to the initial conversion price of the Notes.  The Additional Capped Calls have initial cap prices of $15.27 per share, subject to certain adjustments.  The Additional Capped Calls cover, subject to anti-dilution adjustments, approximately 2.8 million shares of Common Stock.  The Additional Capped Calls are intended to reduce the potential dilution and/or offset any cash payments the Company is required to make upon conversion of the Notes in the event the market price per share of Common Stock is greater than the strike price of the Additional Capped Calls.  If, however, the market price per share of the Common Stock exceeds the cap price of the Additional Capped Calls, there would be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that the then-market price per share of the Common Stock exceeds the cap price.  The Company paid approximately $1.1 million from the net proceeds from the issuance and sale of the Notes to purchase the Additional Capped Calls.  The Additional Capped Calls expire in January 2022.  The Additional Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company.  In addition, the Additional Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Additional Capped Calls, including changes in law; insolvency filings; and hedging disruptions.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1 4.2	Indenture, dated June 23, 2016, by and between Cypress Semiconductor Corporation and U.S. Bank National Association. Form of 4.50% Senior Convertible Note due 2022 (included in Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2016

CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent_______________________________

Name: Thad Trent

Title:   Executive Vice President, Finance and Administration, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1 4.2	Indenture, dated June 23, 2016, by and between Cypress Semiconductor Corporation and U.S. Bank National Association. Form of 4.50% Senior Convertible Note due 2022 (included in Exhibit 4.1).